April 30, 2012

Eagle Rock Provides Update to Incident at its Phoenix-Arrington Ranch Processing Plant

HOUSTON - Eagle Rock Energy Partners, L.P. (the “Partnership”) (NASDAQ: EROC) reported the following updates to its earlier press release regarding an incident at its Phoenix- Arrington Ranch processing facility in the Texas Panhandle:

•	As previously reported, the Partnership has confirmed that no injuries or fatalities occurred in connection with the incident;

•	The fire associated with the incident is under control but continues to burn down the remaining gas within the facility;

•
The damage to the facility is concentrated at the inlet header system, which is the primary receipt point for the raw natural gas gathered from the field; the Partnership believes the damage was limited to the inlet header system and did not extend to the cryogenic unit or processing towers;

•	The cause of the incident has not been identified;

•
At the present time, all inlet natural gas volumes into the facility have been diverted to other Eagle Rock facilities in the area or shut-in, and the Partnership is exploring further options to offload gathered volumes until the facility is returned to service.

The Partnership is continuing its investigation of the incident and will provide further updates, including an estimated timeframe to return the facility to service, when available. Eagle Rock will also provide estimates of the financial impact when available. Prior to the incident, the Phoenix-Arrington Ranch facility generated approximately $3 million per month in gross margin.

About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

Contacts:
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations